Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Sanders Morris Harris Group Inc.

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

The audit report covering the December 31, 2007 consolidated financial statements refers to a restatement of the consolidated statement of cash flows for the year ended December 31, 2005 and a change to the method of accounting for stock-based compensation in 2006.

/s/ KPMG LLP

Houston, Texas

November 19, 2008